Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Khosla Ventures Acquisition Co. II
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 9, 2021, relating to the financial statements of Khosla Ventures Acquisition Co. II, which is contained in this Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in this Prospectus.

/s/ BDO USA, LLP

McLean, Virginia
November 19, 2021